As filed with the Securities and Exchange Commission on January 15, 2004

                                                                    Reg. No.

 ===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       -----------------------------------


                             Victor Industries, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                       Idaho                          91-0784114
          -------------------------------         -------------------
          (State or other jurisdiction of          (I.R.S. Employer
           incorporation or organization)         identification No.)


                             4810 North Wornath Road
                             Missoula, Montana 59804
                                 (406) 531-0188
                    ----------------------------------------
                    (Address of principal executive offices)


                       CONSULTING AND LEGAL SERVICES PLAN
                       ----------------------------------
                              (Full title of plan)


                                   Josh Gager
                      Chief Executive officer and President
                             4810 North Wornath Road
                             Missoula, Montana 59804
                                 (406) 531-0188

    (Address and telephone number, including area code of agent for service)

                                    Copy to:
                             Naccarato & Associates
                              Owen Naccarato, Esq.
                           19600 Fairchild, Suite 260
                                Irvine, CA 92612
                                 (949) 851-9262

                               CALCULATION OF REGISTRATION FEE
 ---------------------------------------------------------------------------------------------
                                      Proposed maximum    Proposed maximum
 Title of securities   Amount to be    offering price    Aggregate offering      Amount of
  to be registered      Registered       per share           Price (1)        Registration fee
 -------------------   ------------   ----------------   ------------------   ----------------
 Common Stock            22,000,000             $0.004              $88,000              $7.12
 ($.0001 par value)
 -------------------   ------------   ----------------   ------------------   ----------------

(1) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the bid and asked prices per share of the registrant's common stock reported by the OTC Nasdaq Stock Market on January 9, 2004.

              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item 1.        Plan Information.

The Company is offering shares of its common stock to various individuals for consulting and legal services performed on the Company's behalf. This issuance of shares is being made pursuant to a Consulting and Legal Services Plan adopted by the Board of Directors on January 5, 2004. The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals. The shares issued hereunder to eligible participants who are not affiliates of the Company as defined in Rule 405 of the Securities Act will not be subject to any resale restrictions. The Plan is not qualified under ERISA.

The consulting services for which these shares are being issued are not in connection with any offer of sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Company.

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2004 Incentive Stock Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


Item 2.        Registrant Information and Employee Plan Annual Information.*

The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.        Incorporation of Documents by Reference

The following documents filed by Victor Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

               (a) the Company's annual report on Form 10-KSB for the years ended December 31, 2002 and December 31, 2001;

               (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2002 through the date hereof;

               (c) the Registrant's Form 10SB-12G filed on April 6, 2000 and all other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since June 30, 2001 through the date hereof;

               (d)  any  document  filed  by the  Company  with  the  Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.


Item 4.        Description of Securities

Not applicable.


Item 5.        Interests of Named Experts and Counsel

1. The financial statements of Victor Industries, Inc. incorporated by reference in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 2002, have been audited by Wong Johnson & Associates, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting. The auditor named in this prospectus as having prepared or certified any part of it was not employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest in the Company or any of its parents or subsidiaries. Nor were they connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

2. The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Naccarato & Associates. A portion of the shares being registered herein are being issued to the Registrant's attorneys in such law firm for services provided to the Registrant.

Item 6.        Indemnification of Directors and Officers

As permitted by the provisions of the Idaho General Business Corporation Law ( the "Idaho Code"), the Company has the power to indemnify an officer or director who, in their capacity as such, is made a party to any suit or proceeding, whether criminal, administrative or investigative, if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, the person had no reasonable cause to believe their conduct was unlawful. An officer or director shall be indemnified against expenses to the extent they have been successful on the merits or otherwise in defense of any action, suit or proceeding. Indemnification or advance expenses to an officer or director is available only to the extent as permitted under Sections 30-1-850 through 30-1-859 of the Idaho Code. Further, the Idaho Code permits a corporation to purchase and maintain liability insurance on behalf of its officers and directors. Presently, the Company does not carry such insurance.


Item 7.        Exemption from Registration Claimed

Not applicable.


Item 8.        Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 6.


Item 9.        Undertakings

(a) The undersigned registrant hereby undertakes:

         (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act 1933:

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and
         (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, State of California on January 15, 2004.

                                               VICTOR INDUSTRIES, INC.

                                               By: /s/Josh Gager
                                                   -------------------
                                                   Josh Gager, CEO and
                                                   President







         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signature              Title                            Date
   -------------          -----------------------          ----------------

   /s/Josh Gager          Chief Executive Officer          January 15, 2004
   -------------          and President
   Josh Gager

                                INDEX TO EXHIBITS



   Exhibit                                                     Sequentially
   NO.                        Description                     Numbered Pages
   -------     ------------------------------------------     --------------

    5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

    10.44      CONSULTING AND LEGAL SERVICES PLAN

    23.1       Consent of Wong Johnson & Associates.

    23.2       Consent of Counsel (included as part of Exhibit 5.1)




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